Assignment of License and

Assignment Agreement

WHEREAS, Original Source Entertainment, Inc. (hereinafter referred to as “Assignor”) entered into a License and Assignment Agreement dated August 21, 2009 with Lecia L. Walker, through which Ms. Walker granted a license to a music library to Assignor for a period of ten (10) years.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agrees as follows:

1.  Assignor hereby assigns and transfers all its right, title and interest in the aforementioned License and Assignment Agreement to Original Source Music, Inc. (the “Assignee”).

2.  This assignment is without recourse to the Assignor.

Dated: August 25, 2009

ASSIGNOR

Original Source Entertainment, Inc.

By:  Lecia Walker, CEO

ASSIGNEE

Original Source Music, Inc.

By:  Lynn Atwood, Director